Exhibit 10.1

INVOICE PURCHASE AND SALE AGREEMENT

THIS INVOICE PURCHASE AND SALE AGREEMENT SUPPLEMENTS AND IS IN ADDITION TO THE CREDIT CARD RECEIVABLES ADVANCE AGREEMENT DATED ON OR ABOUT THE DATE HEREOF ENTERED INTO BY AND BETWEEN THE PARTIES HERETO.

THIS INVOICE PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of August 8, 2013 by and between VAPOR CORP., a Nevada corporation (“Vapor”) and SMOKE ANYWHERE USA, INC., a Florida corporation (“Smoke Anywhere” and together with Vapor, individually and collectively referred to herein as “Seller”), each having its chief operating office located at 3001 Griffin Road, Dania Beach, FL 33312 and ENTREPRENEUR GROWTH CAPITAL LLC, a Delaware limited liability company with an office located at 505 Park Avenue, 6th Floor, New York, NY 10022 (“Purchaser”).

1. Definitions. The following terms used herein shall each have the following meanings. All capitalized terms not herein defined shall have the meaning set forth in the Uniform Commercial Code:

“Accounts” includes all accounts and accounts receivable arising from Seller’s sales of inventory or rendition of services, including those under any trade names, through any division and through any selling agent, and all other assets defined as accounts under the UCC.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Collateral” means all of Seller’s right, title and interest in and all of its personal property, whether now owned and hereafter acquired, including without limitation, all of the following:

(a) All Accounts (including Accounts purchased by Purchaser hereunder and charged back to Seller), Chattel Paper, Instruments, Documents, General Intangibles, (including, but not limited to the Reserve Account and all credit balances arising hereunder, tax refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, trade secrets, customer lists and licenses), Deposit Accounts, certificates of deposit, all rights to any inventory represented by any of the foregoing, including returned or repossessed goods, all rights of Seller as a seller of goods, including rights of reclamation, replevin and stoppage in transit; and guarantees or collateral for the foregoing, (including rights under any letters of credit or other credit enhancements in favor of Seller);

(b) All Goods, including, but not limited to the following:

(i) All Inventory, wherever located, including without limitation all raw materials, work-in-process, and finished goods; and

(ii) All Equipment and fixtures, wherever located, including without limitation all machinery, equipment, leasehold improvements, and all additions, substitutions, replacements (including spare parts), and accessions thereof and thereto; and

(c) All books and records relating to all of the foregoing property and interests in property, including, without limitation, all computer programs, printed output and computer readable data in the possession or control of the Seller, any computer service bureau or other third party;

(d) All Investment Property; and

(e) All products and proceeds of the foregoing, including, but not limited to, all insurance proceeds, all claims against third parties for loss or destruction of or damage to any of the foregoing, and all income from the lease or rental of any of the foregoing.

“Clearance Days” means five (5) calendar days.

“Customer” means an account debtor obligated on a Purchased Account.

“Dispute” means any cause for nonpayment of any Purchased Account, other than as a result of an Insolvency Event, including without limitation, any alleged dispute, defense, offset, or counterclaim, whether bona fide or not.

“Down Payment” means the Down Payment Percentage multiplied by the Net Amount of Purchased Accounts.

“Down Payment Percentage” means fifty percent (50%).

“Equity Payment” means the amount by which the Reserve Account is greater than the Required Reserve Amount and after deducting any Obligations payable under this Agreement, paid by Purchaser to Seller under paragraph 2.3.4 of this Agreement.

“Event of Default” shall have any of the meanings set forth in paragraph 13.1 hereof.

“Face Amount” means the gross amount due on each invoice evidencing Purchased Accounts.

“Factoring Fee” means the Factoring Fee Percent multiplied by the Face Amount of each Purchased Account.

“Factoring Fee Percent” means 1% for each 30 day period (or part thereof) the Purchased Account remains unpaid.

“Insolvency Event” means the filing of a petition under the Bankruptcy Code or any state debtor relief or liquidation statute by a Customer, or the filing of an involuntary petition against a Customer that is not dismissed after sixty (60) days.

“Late Charge” means twenty four (24%) percent per annum, but in no event in excess of the maximum interest rate permitted by law, calculated based on a 360 day year for the actual number of days elapsed.

“Late Payment Date” means the date, which is more than ninety (90) days from the date on which a Purchased Account was created.

“Minimum Monthly Fee” means WAIVED.

“Misdirected Payment Fee” means fifteen (15%) percent of the amount of any payment on account of a Purchased Account which has been received by Seller and not delivered in kind to Purchaser on the next banking day following the date of receipt by Seller.

“Net Amount of Purchased Accounts” means the Face Amount less the sum of the following: the maximum discounts offered (whether taken or not); returns, credits or allowances of any nature at any time issued, granted or outstanding; and cash on account.

“Notation” “This account has been assigned to, is owned by and is payable only to Entrepreneur Growth Capital LLC, located at 505 Park Avenue, 6th Floor, New York, New York 10022, to whom notice of any claim or dispute must be advised, in writing, at the address set forth herein.”

“Obligations” means all present and future indebtedness and obligations of Seller to Purchaser, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, whether arising before, during or after the commencement of any insolvency proceeding in which Seller is a debtor, whether arising under this Agreement or any other agreement or arrangement between Seller and Purchaser, including but not limited to, indebtedness incurred under that certain Credit Card Receivables Advance Agreement (the “Term Facility”), as same may be amended, modified, supplemented or extended, by operation of law or otherwise, including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations; and all principal, interest, fees, charges, expenses, attorneys’ fees chargeable to Seller or incurred by Purchaser in connection with this Agreement.

“Obligor” means any person, firm, corporation or other entity which is primarily, or secondarily liable by way of guaranty, endorsement or otherwise, of all or any part of the Obligations.

“Parties” means Seller and Purchaser.

“Purchase Price” means the purchase price for Purchased Accounts equal to the difference between the Net Amount of Purchased Accounts less the Factoring Fee.

“Purchased Accounts” means Accounts purchased hereunder.

“Required Reserve Amount” means the Reserve Percentage multiplied by the aggregate Face Amount of all Purchased Accounts.

“Reserve Account” means a bookkeeping account on the books of the Purchaser representing the unpaid portion of the Purchase Price, maintained by Purchaser to ensure Seller’s performance of the provisions hereof.

“Reserve Percentage” means the difference between 100% and the Down Payment Percentage.

“Reserve Shortfall” means the amount by which the Reserve Account is less than the Required Reserve Amount.

“Schedule” means a form supplied by Purchaser from time to time wherein Seller lists such of its Accounts as it requests that Purchaser purchase under the terms of this Agreement.

“Special Advances” means advances by Purchaser, in Purchaser’s sole discretion, to Seller in excess of the Down Payment.

“Term” shall have the meaning set forth in Section 14 below.

“UCC” - means the Uniform Commercial Code as adopted by the State of New York, as amended from time to time.

2. Sale; Purchase Price; Billing; Reserve

2.1 Assignment and Sale.

2.1.1 Seller shall sell to Purchaser, as absolute owner, such of Seller’s Accounts as are listed from time to time on a Schedule and accepted by Purchaser as evidenced by Purchaser not having crossed out, or affixing an “x” alongside, a listed invoice. Purchaser shall purchase from Seller such Accounts as Purchaser shall determine, in its sole discretion. Purchaser reserves the right to review and reject, at any time, any Account submitted by Seller to Purchaser for purchase before incurring any obligation to purchase such Account under this Agreement. Purchaser’s approval of the purchase of any Account does not obligate Purchaser to approve and purchase any other Account.

2.1.2 Upon purchase, except for Purchased Accounts purchased with full recourse to Seller under paragraph 2.1.3 hereof, Purchaser will assume the risk of nonpayment on Purchased Accounts, as provided herein, so long as (a) the cause of nonpayment is solely due to the occurrence of an Insolvency Event; (b) Seller advises Purchaser in writing of the occurrence of an Insolvency Event within thirty (30) days after the occurrence of such Insolvency Event and not later than ninety (90) days after the due date of such Purchased Accounts; and (c) Seller has not breached in any material respect any of the warranties, representations, covenants or any other material provisions of this Agreement. If an Insolvency Event occurs subsequent to a Dispute being raised with respect to a Purchased Account, the Customer’s failure to pay shall be deemed attributed to the Dispute and not to the occurrence of the Insolvency Event.

2.1.3 Notwithstanding anything to the contrary contained herein, Purchaser may, in Purchaser’s sole discretion, purchase from Seller, with full recourse in the event of nonpayment by the Customer, such of Seller’s Accounts as are listed from time to time on the Schedule with the term “DR” affixed alongside them. All other terms, conditions and provisions of this Agreement shall apply to such Accounts purchased with full recourse.

2.1.4 Each Schedule shall be accompanied by such documentation supporting and evidencing the Purchased Accounts as Purchaser shall from time to time request, including, without limitation, copies of invoices, shipping documents and such other proof of delivery in form acceptable to Purchaser. Seller’s failure to provide such documents shall relieve Purchaser from the credit risk as to the Purchased Accounts relating thereto.

2.1.5 Purchaser shall purchase the Purchased Accounts for the Purchase Price, which shall be payable as follows: Purchaser shall pay the Down Payment to Seller following Seller’s receipt of a Schedule initialed by Purchaser, whereupon the Purchased Accounts shall be deemed purchased hereunder; Purchaser shall pay the balance of the Purchase Price from the Reserve Account only to the extent funds are available after payment of all Obligations, as provided in paragraph 2.3.4 of this Agreement. Notwithstanding the foregoing, as to Purchased Accounts for which Purchaser has assumed the risk of nonpayment in accordance with this Agreement, after the occurrence of an Insolvency Event, Purchaser’s payment of the Down Payment for such Purchased Accounts as provided in this paragraph 2.1.5 shall be deemed payment in full of the Purchase Price and no additional amounts shall be owing by Purchaser to Seller on account of such Purchased Accounts.

2.2 Verification and Collection of Accounts.

2.2.1 Purchaser shall have the right, at any time, to take all commercially reasonable actions necessary to verify the existence of the Accounts, including without limitation contacting the Customers and all other account debtors of Seller.

2.2.2 Purchaser shall have the right, at all times, to collect the Purchased Accounts, and, upon the occurrence of an Event of Default, all other Accounts, including instructing the Customers and all other account debtors of Seller to make payment directly to Purchaser and sending a monthly statement to all Customers itemizing their account activity from the preceding billing period.

2.2.3 Purchaser shall have the right in its sole discretion to apply payments received from a Customer to the Purchased Accounts owing from such Customer in such manner as Purchaser deems appropriate and is consistent with the provisions of this Agreement.

2.3 Reserve Account.

2.3.1 Upon Purchaser’s receipt in good funds of any payment from a Customer and after giving effect to the Clearance Days with respect to such payments, Purchaser shall first reimburse itself for the Down Payment paid to Seller and then all sums in excess of the Down Payment shall be applied to the Reserve Account.

2.3.2 (a) Purchaser may charge the Reserve Account with any Obligation of Seller to Purchaser, including all amounts due from Seller to Purchaser hereunder.

(b) All payments received by Purchaser on Purchased Accounts purchased with full recourse to Seller under paragraph 2.1.3 hereof, which Purchaser is required at any time to turn over or return (including preference claims pursuant to an Insolvency Event), shall be deemed included in the Obligations and may be charged to the Reserve Account or shall be payable by Seller on demand.

2.3.3 Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall.

2.3.4 Upon Seller’s request, Purchaser may make Equity Payments to Seller to be applied toward the balance of the Purchase Price of the Purchased Accounts, provided no amounts are otherwise due and payable by Seller to Purchaser under this Agreement. Equity Payments, if any, shall be paid not more than once each week on each Wednesday, unless otherwise agreed, for payments received from Customers, after giving effect to Clearance Days, during the prior week.

3. Fees.

Seller shall pay the following fees to Purchaser:

a. The Factoring Fee, which shall be deemed earned upon Purchaser’s payment of the Down Payment to Seller.

b. Any Misdirected Payment Fee, which shall be payable immediately upon its accrual.

c. Intentionally omitted.

d. Intentionally omitted.

e. A one-time set up fee of $500.00, which shall either be paid to Purchaser as a deposit or deducted from the first Down Payment made under this Agreement.

f. All reasonable fees and expenses incurred by Purchaser in connection with the preparation, execution and administration of this Agreement and the Term Facility, including all reasonable fees and expenses attributable to the services of Purchaser’s attorneys (including in house attorneys), search fees and public record filing fees.

g. All of the following:

(i) Purchaser’s actual out of pocket expenses for outside counsel or the sum of $5,000.00 if prepared internally, for the negotiation, preparation, and documentation of this Agreement and all other documents and instruments regarding this Agreement and/or its related financial accommodations, including the Term Facility, and the transactions contemplated hereunder.

(ii) A service charge of Fifty Dollars ($50.00) for each wire transfer initiated by Purchaser and/or for Purchaser’s services in wiring, certifying or transferring funds;

(iii) A service charge of Fifty Dollars ($50.00) each for checks issued by Purchaser to a third party for the Seller’s account; and

(iv) A service charge of Fifty Dollars ($50.00) for each check returned unpaid for any reason;

(v) A field examination fee in an amount that is usual and customary. At the time of closing,

the usual and customary amount is $1,000.00 per day for each examiner performing an examination of Seller’s books and records and all other reasonable costs and expenses incurred by Purchaser with regard to each such examination. The field examination fee amount may change, from time to time, in Purchaser’s reasonable business discretion based upon usual and customary practices in the industry. Notwithstanding the foregoing, Purchaser agrees to WAIVE the initial field examination leading up to closing, but reserves its rights to conduct field examinations in Purchaser’s reasonable business discretion and upon reasonable written notice to Seller.

(vi) A service charge of Fifteen Dollars ($15.00) per invoice that does not contain the Notation and upon which Purchaser is required to affix a Notation sticker and/or notify (and/or re-notify) the Account Debtor of Purchaser’s interest in the Account; and

(vii) Seller shall pay Purchaser for all postage and telephone charges, as well as for all copies made by Purchaser for or on behalf of Seller, in amounts as are customary and reasonable.

Except as otherwise provided herein, the Factoring Fee, and all fees earned or incurred during each month as provided herein, shall be payable on demand. The Seller hereby authorizes Purchaser, at its sole discretion, to charge all Factoring Fees and all other fees payable under this Agreement, to the Reserve Account.

4. Chargeback of Accounts.

4.1 The non-recourse status of Purchased Accounts as provided in paragraph 2.1.1 shall automatically terminate and Purchaser may, in its sole discretion, chargeback to the Seller the following Purchased Accounts:

A. Notwithstanding the occurrence of an Insolvency Event:

(1) all Purchased Accounts, the payment of which is the subject of a Dispute;

(2) all Purchased Accounts upon the material breach of any representation, warranty or covenant made hereunder by Seller;

(3) all Purchased Accounts upon the occurrence of any Event of Default, or upon the termination of this Agreement as provided in paragraph 14 hereof; or

(4) all Purchased Accounts which remain unpaid beyond the Late Payment Date for any reason other than an Insolvency Event.

4.2 As to any Purchased Accounts subject to paragraph 4.1 hereof, the unpaid Face Amount, together with any unpaid fees relating to such Purchased Accounts, shall be payable by Seller to Purchaser on demand, or at Purchaser’s option, shall be charged to the Reserve Account. In the event there are insufficient funds available in the Reserve Account to pay for any Purchased Account subject to paragraph 4.1 hereof, the Late Charge shall accrue on the gross amount of any such Purchased Account from the date of the chargeback until actual payment in full in received by Purchaser.

4.3 The chargeback of a Purchased Account shall not constitute a reassignment of such Account to the Seller, and title thereto and to the goods represented thereby, shall remain in the Purchaser.

4.4 In the event an Insolvency Event occurs subsequent to the chargeback of any Purchased Account for which Purchaser has assumed the risk of nonpayment in accordance with this Agreement; and Seller satisfies all of the requirements of paragraph 2.1.2 hereof, Purchaser shall credit the amount of the Down Payment made on account of such Purchased Account to the Reserve Account.

5. Special Advances

Purchaser may, at Seller’s request, but in Purchaser’s sole discretion, make Special Advances to Seller. All such Special Advances shall be payable to Purchaser on demand and shall bear interest at the rate of twenty-four (24%) percent per annum from the date of such Special Advance to the date of repayment, calculated based on a 360 day year for the actual number of days elapsed but in no event in excess of the maximum interest rate permitted by law. All interest earned during each month shall be accrued and charged as of the last day of such month, and at Purchaser’s discretion, may be charged to the Reserve Account.

6. Security Interest.

As collateral security for payment of the Obligations, Seller grants to Purchaser a continuing and first priority lien on and security interest in and to the Collateral.

7. Clearance Days.

For all purposes under this Agreement, Clearance Days will be added to the date on which any payment is received by Purchaser. In the event Purchaser receives a payment after 12:00 noon. on a business day, the payment shall be deemed received on the next business day.

8. Authorization to Purchaser.

8.1 Seller hereby irrevocably authorizes Purchaser and any designee of Purchaser, at Seller’s sole expense, to exercise at any time in Purchaser’s or such designee’s discretion, all or any of the following powers until all of the Obligations have been paid in full: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of

Purchaser or Seller, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof, (b) take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon the Accounts and other Collateral, (c) after an Event of Default, change the address for delivery of mail to Seller and to receive and open mail addressed to Seller, (d) after an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts and other Collateral which includes a monetary obligation and discharge or release any Customer or any other account debtor or other obligor of Seller, without affecting any of the Obligations, and (e) execute in the name of Seller and file against Seller in favor of Purchaser UCC financing statements or amendments with respect to the Collateral.

8.2 Seller shall indemnify, defend and hold harmless, the Purchaser and its officers, employees and designees (“Protected Persons”), from all claims, any liability, losses, costs and expenses arising from any acts under this Agreement or in furtherance thereof, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct or gross negligence. In no event will either party have any liability under this Agreement to the other party for any damages (e.g., lost profits, special consequential or punitive damages) other than actual damages.

9. Statement of Account.

9.1 At the end of each month, Purchaser shall send Seller a statement of account reflecting all Purchased Accounts, Down Payments, chargebacks of Purchased Accounts, Special Advances, interest, fees, charges, all charges and credits to the Reserve Account, and all other transactions under this Agreement for such month. The statement of account shall be deemed correct and binding upon the Seller and shall constitute an account stated between the Parties unless Purchaser receives a written objection setting forth specific exceptions, within 30 days after Seller’s receipt of such statement of account. Such statement of account shall be deemed prima facie proof of the entries in such statement of account and may be admitted in evidence in any action relating thereto.

9.2 Seller shall pay Purchaser, on demand, any Obligations at any time outstanding, as indicated in the statement of account, whether or not then due.

9.3 In no event will interest charged hereunder exceed the highest lawful rate. In the event Purchaser receives interest in excess of the highest lawful rate, such excess amount shall be deemed to have been applied to reduce the principal amount of the Obligations and Seller irrevocably waives any and all rights and remedies which Seller may have against Purchaser under law or equity.

10. Representations and Warranties.

Seller represents and warrants that:

(a) Seller is fully authorized to enter into this Agreement and to perform hereunder;

(b) This Agreement constitutes the legal, valid and binding obligation of Seller;

(c) Seller is solvent in that it has the ability to pay its debts as they become due in the usual course and is in good standing in the state of its organization;

(d) All of the information set forth in Schedule A annexed hereto is true and correct in all respects and Seller shall immediately notify Purchaser, in writing, of any changes;

(e) Each Account was and shall be created upon a bona fide sale, or the rendition of services, made in the ordinary course of Seller’s business; the Inventory sold and the Account created are Seller’s exclusive property, and are not, and will not, be subject to any lien, consignment arrangement, encumbrance or security interest other than in Purchaser’s favor; all Accounts are and shall be payable in United States dollars; all original invoices will bear the Notation; any taxes or fees relating to accounts or inventory are solely Seller’s responsibility; and none of the Purchased Accounts represents sales to any subsidiary, affiliate or parent company of the Seller. All Customers and other account debtors have accepted the goods or services and are obligated to pay the full amount stated in the invoices according to their terms, without Dispute.

(f) All inventory, goods or merchandise purchased or manufactured by or on behalf of Seller, the sale of which gives rise to Accounts, have been manufactured in conformity with all applicable federal, local and state laws, including, the Fair Labor Standards Act.

11. Covenants By Seller.

11.1 Seller shall not, without the prior written consent of Purchaser in each instance, (a) vary the terms of any Purchased Account, (b) grant any extension of time for payment of any of the Accounts or any other Collateral which includes a monetary obligation, (c) compromise or settle any of the Accounts or other Collateral for less than the full amount thereof, (d) release in whole or in part any Customer or other person liable for the payment of any of the Accounts or any other Collateral, or (e) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts or any other Collateral.

11.2 Account Disputes. Seller shall notify Purchaser promptly of and, if requested by Purchaser, will settle all Disputes concerning any Purchased Account, at Seller’s sole cost and expense. However, Seller shall not, without Purchaser’s prior written consent, compromise or adjust any Purchased Account or grant any additional discounts, allowances or credits thereon. Upon the occurrence of an Event of Default, Purchaser may, but is not required to, attempt to settle, compromise, or litigate any Dispute upon such terms as Purchaser, in its sole discretion, deems advisable, at Seller’s risk and at Seller’s sole cost and expense.

11.3 From time to time, as requested by Purchaser, at the sole expense of Seller, Purchaser or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Seller’s books and records; and Seller shall permit Purchaser or its designee to make copies of such books and records or extracts therefrom as Purchaser may request. Without expense to Purchaser, Purchaser may use any of Seller’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of Accounts and realization on other Collateral as Purchaser, in its sole discretion, deems appropriate. Seller hereby irrevocably authorizes all accountants and third parties employed or retained by Seller to disclose and deliver to Purchaser at Seller’s expense all financial information, books and records, workpapers, management reports and other information in their possession relating to Seller.

11.4 Prior to sending any invoice evidencing a Purchased Account to the Customer, Seller shall mark same with the Notation, or such other notation as Purchaser shall have advised Seller in writing.

11.5 Seller shall pay, when due, all payroll and other taxes, and shall provide proof thereof to Purchaser in such form as Purchaser shall reasonably require.

11.6 Seller shall not, without the prior written consent of Purchaser, suffer to exist any lien (including any encumbrance or security interest) of any kind upon any of its assets, whether now owned or hereafter acquired.

11.7 Notwithstanding that Seller has agreed to pay the Misdirected Payment Fee pursuant to paragraph 3(b) hereof, Seller shall hold all remittances and proceeds of Purchased Accounts, including Purchased Accounts charged back to Seller under paragraph 4.1 hereof, in trust for Purchaser. Seller shall deliver all such payments to Purchaser, in kind with an appropriate endorsement to Purchaser, on the next business day following the date of receipt by Seller; provided, however, nothing herein authorizes Seller to collect the Purchased Accounts. If Seller receives a payment that includes proceeds of Purchased Accounts and proceeds of Accounts not sold to Purchaser, Seller shall deliver the entire payment in kind to Purchaser on the next business day following the date of receipt by Seller and Purchaser shall return to Seller the difference, after deducting of sums due from Seller to Purchaser under this Agreement. In the event any merchandise represented by a Purchased Account shall be returned to or repossessed by the Seller, the Seller shall immediately notify Purchaser and such merchandise shall be held by the Seller in trust for Purchaser, separate and apart from the Seller’s own property, and subject to Purchaser’s discretion and control.

11.8 Seller agrees to maintain its books and records concerning the Accounts as Purchaser may request and to reflect Purchaser’s ownership of the Purchased Accounts. Seller’s books and records shall include Seller’s accounting and financial records (whether paper, computer or electronic) data, tapes, discs or other media and all programs, files, records and procedure manuals relating thereto wherever located.

11.9 Seller agrees, at its expense, to keep and maintain its Inventory and its other Collateral insured against all risk of loss or damage including fire, theft, vandalism, malicious mischief, explosion, and all other hazard and risks of physical damage in such amounts as are ordinarily insured against by other owners in similar businesses and of similar size or in such amounts as Purchaser may, from time to time, reasonably require. The Seller shall also keep and maintain comprehensive general public liability insurance and property damage insurance, and insurance against loss from business interruption, insuring against all risks relating to or arising from Seller’s ownership and use of the Collateral and Seller’s other assets and the operation of Seller’s business. All such policies of insurance shall be in such form, with such companies and in such amounts as may be reasonably satisfactory to Purchaser. Seller shall deliver to Purchaser copies of such policies of insurance and evidence of the payments of all premiums therefore. All such policies of insurance (except those of public liability and property damage) shall contain a lender’s loss payable endorsement (or similar endorsement) in a form reasonably satisfactory to Purchaser, naming Purchaser as sole payee thereof, and containing a waiver of warranties, and all proceeds payable thereunder shall be payable to Purchaser to be applied to the Obligations.

11.10 Seller shall promptly notify Purchaser of any change in any of the information contained in Schedule A annexed hereto as well as any changes to Seller’s name, location of Seller’s chief executive office, place of incorporation or organization, place(s) of business, use of tradenames and divisions and legal or business structure. Seller also agrees that Seller will promptly notify Purchaser of any change of control of the ownership (i.e., more than 50.1%) of Seller’s business organization and of any significant lawsuits or proceedings against Seller.

11.11 Seller shall provide Purchaser all assistance of any kind deemed reasonably necessary by Purchaser in connection with the collection of Purchased Accounts and other Accounts, including supplying all documents of any kind requested by Purchaser and appearing in court as a witness for Purchaser in any lawsuit in connection with the Purchased Accounts and other Accounts.

11.12 Proceeds for Ordinary Business Use Only. Any Down Payment or special advance at any time received by the Seller from Purchaser shall not be used directly or indirectly other than in the Seller’s business; Seller shall not, directly or indirectly, make any loan to, or pay any claim other than for current remuneration or current reimbursable expense payable to any person controlling, controlled by or under common control with the Seller, and Seller shall, on demand, obtain and deliver to Purchaser subordinations in form and substance satisfactory to Purchaser of all claims of controlling and controlled persons that are on parity with or senior in right of payment or otherwise to the Obligations consistent with the foregoing. To the contrary notwithstanding, Seller may continue to service indebtedness subordinate to the Obligations owed as of the date hereof to any person controlling, controlled by or under common control with Seller in accordance with the repayment terms of such indebtedness in effect as of the date hereof until the occurrence of an Event of Default.

12. Perfection of Security Interest.

Seller hereby authorizes Purchaser to file such documents and instruments, including, without limitation, UCC financing statements, as Purchaser deems reasonably necessary in order to evidence and perfect Purchaser’s security interest in the Collateral.

13. Default.

13.1 Events of Default. Any of the following events will constitute an Event of Default hereunder: (a) Seller’s default in the payment of any of the Obligations within five (5) business days of any such Obligation’s due date; (b) Seller’s failure to perform any material obligation contained in this Agreement or any other written agreement with Purchaser; (c) any default under the Term Facility; (d) any statement, representation or warranty at any time furnished or made by Seller to Purchaser is untrue or inaccurate in any material respect as of the date furnished or made; (e) cessation of the operation of the business of the Seller or any Obligor; (f) Seller or any Obligor becomes insolvent or unable to pay its debts as they mature or a petition under the Bankruptcy Code or similar law is brought by Seller or any Obligor or against Seller or any Obligor and such involuntary petition is not vacated within thirty (30) days of being filed; (g) the dissolution, merger or consolidation of Seller or any Obligor; (h) the sale, transfer or exchange, either directly or indirectly, of a controlling stock, equity or membership interest (i.e., more than 50.1%) of the Seller or any Obligor; (i) the termination or withdrawal of any guaranty for the Obligations; (j) the appointment of a receiver for any Collateral; (k) the Seller’s granting of a security interest in any of its assets without the prior written consent of Purchaser; or (l) Purchaser, for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the Obligations.

13.2 Effect of Default.

13.2.1 Upon the occurrence of any Event of Default, in addition to any rights Purchaser has under this Agreement or applicable law, Purchaser may immediately terminate this Agreement, at which time all Obligations shall become immediately become due and payable without notice.

13.2.2 A default rate of interest in the amount of 24% per annum, not to exceed the highest amount permitted by applicable law, shall immediately accrue on all Obligations and shall be immediately due and payable.

13.2.3 Purchaser shall have immediate access to and may remove from any premises of the Seller, wherever same may be located, any and all books and records of Seller as may pertain to the Collateral.

13.2.4 Purchaser may notify the postal authorities to change the address for delivery of Seller’s mail to such address as Purchaser may designate and to receive and open such mail. Purchaser agrees to turn over to Seller or its representatives all mail not related to the aforesaid purposes.

13.2.5 With respect to any Collateral in which Purchaser has a security interest, Purchaser shall have all the rights and remedies of a secured party under Article 9 of the UCC. If notice of an intended disposition of any property or Collateral is required by law, it is agreed that ten (10) days notice constitutes reasonable notice. The net cash proceeds resulting from the exercise of any of the foregoing rights, after deducting all charges, costs and expenses (including attorneys’ fees), will be applied by Purchaser to the payment or satisfaction of the Obligations, whether due or to become due, in such order as Purchaser may elect and Seller shall remain liable to Purchaser for any deficiency.

14. Termination; Effective Date

This Agreement will be effective when accepted by Purchaser and shall continue in full force and effect for one (1) year (the “Initial Term”) and shall be deemed automatically renewed from month to month thereafter (each an “Additional Term”), provided, however, that Seller may terminate this Agreement prior to and effective as of the end of the Initial Term or any Additional Term, as applicable, upon Seller giving Purchaser written notice of Seller’s intention to terminate in accordance with Section 24 hereof at least 15 business days prior to the intended termination date provided that all Obligations are paid, including any termination fee, in full on or before the termination date. The termination fee is defined as the average monthly fee earned by Purchaser multiplied by the remaining months (or portion of any month) of the Initial Term or the Additional Term, as applicable, to which such notice of termination applies. The average monthly fee is computed by reviewing the prior three months to termination (or if this Agreement is effective for less than 3 months, for the number of months this Agreement remained effective) and calculating the average fee earned. Purchaser may terminate this Agreement at any time upon written notice to Seller, provided, however, if Purchaser terminates this Agreement for any reason other than as a result of an Event of Default, Seller shall not be liable for any termination fee and Purchaser shall not be entitled to any termination fee as a result of such termination. Upon termination of this Agreement, Seller shall pay to Purchaser all of the Obligations, including without limitation the termination fee and Purchaser shall not purchase any Accounts from Seller. Notwithstanding the forgoing, at Purchaser’s sole discretion, this Agreement may be terminated without paying off the obligations incurred under the Term Facility; provided, among other things, this Agreement is terminated voluntarily and not as a result of an Event of Default.

15. Disbursing Agent.

Each Seller hereby appoints VAPOR CORP. as the “Disbursing Agent” to the Sellers as it is in the best interest and convenience of the Sellers that all advances and other remittances made by made by Purchaser pursuant to this Agreement be made only to the Disbursing Agent rather than to each of the Sellers individually. Accordingly, the Disbursing Agent shall be the sole entity entitled to receive the funds advanced or otherwise remitted by Purchaser under this Agreement and the Disbursing Agent shall make disbursements to the Sellers as reasonably requested by each Seller to conduct its respective business. All of the proceeds received by Purchaser will be credited by Purchaser to the Disbursing Agent’s account and the Disbursing Agent shall have the sole authority to further credit any such collections to each Seller, individually. Each Seller hereby irrevocably waives any claim it may have against Purchaser and hereby indemnifies and holds Purchaser harmless from and against all damages, losses, claims, demands, liabilities, obligations, actions and causes of action whatsoever which such Seller may have against Purchaser which may arise as a result of advances and/or other remittances being made by Purchaser solely to the Disbursing Agent and/or collections being credited by Purchaser solely the Disbursing Agent’s account with Purchaser.

16. Amendment.

Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally nor may any consent to the departure from the terms hereof be given orally (even if supported by new consideration), but shall be done only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

17. No Lien Termination Without Release.

In recognition of the Purchaser’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser’s liens on the Collateral unless and until Seller has executed and delivered to Purchaser a general release in a form reasonably satisfactory to Purchaser.

18. Attorneys’ Fees And Expenses. Seller agrees to reimburse Purchaser on demand for:

(a) Purchaser’s actual reasonable costs, travel, and attorneys’ fees (including in house attorneys) and expenses incurred in complying with any subpoena or other legal process attendant to any litigation in which Seller is a party;

(b) the actual amount of all reasonable costs and expenses, including attorneys’ fees (including in house attorneys), which Purchaser may incur in enforcing this Agreement and any documents prepared in connection therewith, or in connection with any federal or state insolvency proceeding commenced by or against Seller, including those (i) arising out of the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding or (iii) opposing confirmation of Seller’s chapter 11 plan therein.

19. Entire Agreement. This Agreement supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

20. Choice of Law. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of New York.

21. ARBITRATION CLAUSE. THE PARTIES HERETO AGREE THAT ANY ACTION, DISPUTE, PROCEEDING, CLAIM OR CONTROVERSY BETWEEN THEM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, HEREUNDER SHALL, AT THE PURCHASER’S ELECTION, WHICH ELECTION MAY BE MADE AT ANY TIME PRIOR TO THE COMMENCEMENT OF A JUDICIAL PROCEEDING BY THE PURCHASER OR IN THE EVENT OF A JUDICIAL PROCEEDING INSTITUTED BY THE SELLER, AT ANY

TIME PRIOR TO THE LAST DAY TO ANSWER AND/OR RESPOND TO A SUMMONS AND/OR COMPLAINT OF THE SELLER, BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 21 AND SHALL, AT THE ELECTION OF THE PURCHASER, INCLUDE ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN SELLER AND PURCHASER. ANY ELECTION BY PURCHASER TO REQUIRE ARBITRATION OF ANY DISPUTE MAY BE MADE WITHOUT THE PURCHASER THEREBY BEING REQUIRED TO ARBITRATE ALL DISPUTES BETWEEN THE PARTIES, BUT ONLY THE SPECIFIED DISPUTE WITH THE EFFECT OF LEAVING TO JUDICIAL DETERMINATION ANY OTHER DISPUTES. ANY DISPUTE REFERRED FOR ARBITRATION SHALL BE RESOLVED BY BINDING ARBITRATION IN ACCORDANCE WITH ARTICLE 75 OF THE NEW YORK CIVIL PRACTICE LAW AND RULES AND THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”). IN THE EVENT OF ANY INCONSISTENCY BETWEEN SUCH RULES AND THESE ARBITRATION PROVISIONS, THESE PROVISIONS SHALL SUPERSEDE SUCH RULES. ALL STATUTES OF LIMITATIONS WHICH WOULD OTHERWISE BE APPLICABLE SHALL APPLY TO ANY ARBITRATION PROCEEDING UNDER THIS PARAGRAPH. IN ANY ARBITRATION PROCEEDING SUBJECT TO THIS PARAGRAPH, THE ARBITRATION PANEL (THE “ARBITRATOR”) IS SPECIFICALLY EMPOWERED TO DECIDE (BY DOCUMENTS ONLY, OR WITH A HEARING, AT THE ARBITRATOR’S SOLE DISCRETION) PRE-HEARING MOTIONS WHICH ARE SUBSTANTIALLY SIMILAR TO PRE-HEARING MOTIONS TO DISMISS AND MOTIONS FOR SUMMARY ADJUDICATION. IN ANY SUCH ARBITRATION PROCEEDING, THE ARBITRATOR SHALL NOT HAVE THE POWER OR AUTHORITY TO AWARD SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES TO ANY PARTY, ONLY ACTUAL DAMAGES. JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. WHENEVER AN ARBITRATION IS REQUIRED, THE PARTIES SHALL SELECT AN ARBITRATOR IN THE MANNER PROVIDED IN THIS PARAGRAPH. NO PROVISIONS OF, NOR THE EXERCISE OF ANY RIGHTS UNDER, THIS PARAGRAPH SHALL LIMIT THE RIGHT OF PURCHASER (1) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL THROUGH JUDICIAL FORECLOSURE, BY THE EXERCISE OF THE POWER OF SALE UNDER A DEED OR TRUST, MORTGAGE OR OTHER SECURITY AGREEMENT OR INSTRUMENT, PURSUANT TO APPLICABLE PROVISIONS OF THE UNIFORM COMMERCIAL CODE, OR OTHERWISE PURSUANT TO APPLICABLE LAW, (2) TO EXERCISE SELF-HELP REMEDIES INCLUDING BUT NOT LIMITED TO SET OFF AND REPOSSESSION, OR

(3) TO REQUEST AND OBTAIN FROM A COURT HAVING JURISDICTION BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION, PROVISIONAL OR ANCILLARY REMEDIES AND RELIEF INCLUDING BUT NOT LIMITED TO INJUNCTIVE OR MANDATORY RELIEF OR THE APPOINTMENT OF A RECEIVER, ALL IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT. THE INSTITUTION AND MAINTENANCE OF AN ACTION OR JUDICIAL PROCEEDING FOR, OR PURSUIT OF, PROVISIONAL OR ANCILLARY REMEDIES OR EXERCISE OF SELF-HELP REMEDIES SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT OF THE PURCHASER, EVEN IF THE PURCHASER IS THE PLAINTIFF, TO SUBMIT THE DISPUTE TO ARBITRATION IF THE PURCHASER WOULD OTHERWISE HAVE SUCH RIGHT. WHENEVER AN ARBITRATION IS REQUIRED UNDER THIS PARAGRAPH, THE ARBITRATOR SHALL BE SELECTED, EXCEPT AS OTHERWISE HEREIN PROVIDED, IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AAA. THE DISPUTE SHALL BE DECIDED BY A MAJORITY OF THREE PERSONS, AT LEAST TWO OF WHOM SHALL BE ATTORNEYS WITH AT LEAST FIVE YEARS EXPERIENCE REPRESENTING COMMERCIAL BANKS, FACTORS OR COMMERCIAL FINANCE COMPANIES. THE ARBITRATOR SHALL HAVE THE POWER TO AWARD RECOVERY OF ALL COSTS AND FEES (INCLUDING ATTORNEYS’ FEES, ADMINISTRATIVE FEES, ARBITRATOR’S FEES, AND COURT COSTS) TO THE PREVAILING PARTY. IN THE EVENT OF ANY DISPUTE GOVERNED BY THIS PARAGRAPH, EACH OF THE PARTIES SHALL, SUBJECT TO THE AWARD OF THE ARBITRATOR, PAY AN EQUAL SHARE OF THE ARBITRATOR’S FEES.

22. Jury Trial Waiver. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT BETWEEN THE PARTIES, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, OR OTHERWISE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND

THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

23. Jurisdiction, Statute of Limitations. SELLER (A) AGREES THAT AT PURCHASER’S OPTION, ALL ACTIONS AND PROCEEDINGS BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS HEREIN CONTEMPLATED SHALL BE LITIGATED EXCLUSIVELY IN THE FEDERAL OR STATE COURTS LOCATED IN THE COUNTY AND STATE OF NEW YORK, (B) CONSENTS TO THE JURISDICTION OF SUCH COURTS AND THAT SERVICE OF PROCESS MAY BE MADE BY FIRST-CLASS MAIL OR ANY OTHER METHOD PERMITTED BY LAW AND (C) WAIVES ANY RIGHT TO CHANGE VENUE OF ANY SUCH ACTION.

24. Notice.

All notices, requests, demands and other communications under this Agreement shall be in writing and will be personally served, telecopied or sent by overnight courier service or United States mail and will be deemed to have been given: (i) if delivered in person, when delivered; (ii) if delivered by telecopy, on the date of transmission (subject to electronic confirmation of delivery) if transmitted on a business day before 4:00 p.m. New York time or, if not, on the next succeeding business day; (iii) if delivered by overnight courier, the following business day after depositing with such courier, properly addressed; or (iv) if by U.S. Mail, four (4) business days after depositing in the United States mail, with postage prepaid and properly addressed. All notices, requests and demands are to be given or made or sent to the respective parties to the following addresses, or to such other addresses as each such party may in writing hereafter indicate in accordance with the provisions of this paragraph.

If to Seller:

Vapor Corp.

Smoke Anywhere USA, Inc.

3001 Griffin Road

Dania Beach, FL 33312

Attn: Harlan Press, CFO

FAX NUMBER:

If to Purchaser:

ENTREPRENEUR GROWTH CAPITAL LLC

505 Park Avenue, 6th Floor

New York, New York 10022

Attn: Mr. Dean Landis

FAX NUMBER: (212) 838-4820

25. Confidentiality.

Purchaser (including any designee or representative thereof) shall hold all non-public information about the Seller obtained pursuant to the terms of this Agreement confidential; provided, however, Purchaser may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) as required or requested by any governmental body or agency and (c) in connection with the enforcement of this Agreement; provided, further that (i) unless specifically prohibited by applicable law, rule or regulation, Purchaser shall use its reasonable best efforts prior to disclosure thereof, to notify Seller of the applicable request for disclosure of such non-public information by a governmental body or agency and (ii) in no event shall Purchaser be obligated to return any materials furnished by Seller other than those documents and instruments in possession of Purchaser in order to perfect its security interests in the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SELLER:

VAPOR CORP.

By:
Name:	Harlan Press
Title:	Chief Financial Officer

SMOKE ANYWHERE USA, INC.

By:
Name:	Harlan Press
Title:	Chief Financial Officer

PURCHASER:

ENTREPRENEUR GROWTH CAPITAL LLC

By:
Dean Landis, President

Date of Purchaser’s acceptance of this Agreement:
August , 2013

STATE OF COUNTY OF	)ss.: )

On this      day of July, 2013 before me personally appeared Harlan Press, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she is the Chief Financial Officer of VAPOR CORP., the corporation herein described and that he/she executed the same in his/her capacity as an officer of said corporation, and that he/she signed the instrument by order of the board of directors of said corporation.

Notary Public

STATE OF COUNTY OF	)ss.: )

On this      day of July, 2013 before me personally appeared Harlan Press, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she is the Chief Financial Officer of SMOKE ANYWHERE USA, INC., the corporation herein described and that he/she executed the same in his/her capacity as an officer of said corporation, and that he/she signed the instrument by order of the board of directors of said corporation.

Notary Public

SCHEDULE A

Chief Executive Office:	3001 Griffin Road, Dania Beach, FL 33312

Other Places of Business:

Locations of Collateral:	3001 Griffin Road, Dania Beach, FL 33312

Location of Books and Records:	3001 Griffin Road, Dania Beach, FL 33312

Business and/or Trade Names:

Federal Employer I.D. #:	VAPOR, INC.	84-1070932
	SMOKE ANYWHERE USA, INC.	26-2294239

State of Incorporation or Organization:	VAPOR, INC.	Nevada
	SMOKE ANYWHERE USA, INC.	Florida

Subsidiaries: